Executive Benefits Corporate Owner Application for Life Insurance Part II Application

B66_5-12

(Standard Version)

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.	9/12

The Lincoln National Life Insurance Company Service Office: 350 Church St., - MEM4 Hartford, CT 06103-1106 (hereinafter referred to as “the Company”)

IMPORTANT NOTICE

Since you are applying for insurance, we would like you to know more about our underwriting process and what occurs after you submit your application.

(Please give a copy of these notices to the Proposed Insured.)

THE UNDERWRITING PROCESS

All forms of insurance are based on the concept of risk-sharing. Underwriters seek to determine the level of risk represented by each applicant, and then assign that person to a group with similar risk characteristics. In this way, the risk potential can be spread among all policyholders within a given risk group, assuring that each assumes his fair share of the insurance cost.

Underwriters collect and review risk factors such as age, occupation, physical condition, medical history and any hazardous avocations. The level of risk and premium for the amount of coverage requested is based on this information.

INVESTIGATIVE CONSUMER REPORT

As a part of our routine procedure for processing your initial application, we may request an investigative consumer report. The agency making the report may keep a copy of the report and disclose its contents to others for whom it performs similar services. The report typically includes information such as identity and residence verification, character, reputation, marital status, estimate of net worth and income, occupation, avocations, medical history, habits, mode of living and other personal characteristics. Additional information is usually obtained from several different sources. Confidential interviews are conducted with neighbors, friends, business associates, and acquaintances. Public records are carefully reviewed.

Past experience shows that information from investigative reports usually does not have an adverse effect on our underwriting decision. If it should, we will notify you in writing and identify the reporting agency. At that point, if you wish to do so, you may discuss the matter with the reporting agency.

You have the right to be interviewed as part of any investigative consumer report that is completed. If you desire such an interview, please indicate this at the time your application is submitted. If you request it, we will supply the name, address and telephone number of the consumer reporting agency so you may obtain a copy of the report.

CONTESTABILITY

We strongly urge you to review the completed application closely for accuracy. During the 2 year incontestability period described in the policy, a claim may be denied if the application contains false statements or misrepresentations or fails to disclose material facts. In such a case, the policy could be void and coverage could be lost.

MIB, INC.

Information you provide regarding your insurability or claims will be treated as confidential except that The Company or its reinsurers, may make a brief report of it to MIB, Inc. This is a nonprofit membership organization of life insurance companies which operates an information exchange on behalf of its members. Upon request by another member insurance company to which you have applied for life or health insurance coverage or submitted a claim, MIB, Inc. will provide the information it may have in its file.

Upon receipt of a request from you, MIB, Inc. will arrange disclosure of any information it may have in your file. If you question the accuracy of information in MIB, Inc.’s file, you may contact MIB at: 50 Braintree Hill Park, Suite 400, Braintree, MA 02184-8734. You can reach MIB by phone toll free at (866) 692-6901. (TTY {866} 346-3642)

The Lincoln National Life Insurance Company Executive Benefits Corporate Owner Application Part II Application 350 Church St., - MEM4 Hartford, CT 06103-1106

PROPOSED INSURED INFORMATION

1.	Proposed Insured (First, Middle Initial, Last)					2.	Place of Birth

3.	Are you a citizen of the United States? ☐ Yes ☐ No (If “No”, please provide country, type of visa, expiration date and green card information):

4.	Date of Birth (mm/dd/yy)	5.	Social Security Number	6.	☐ Male	7.	Driver’s License # & State
					☐ Female

8.	Occupation			9.	Salary $		10.	Date of Hire (mm/dd/yy)

11.	Home Address (No., Street, PO Box, City, State, ZIP)

12.

I have been notified by my employer that the maximum amount of insurance coverage that will be issued is: $           I understand that this form, or a copy of this form, will be given to the Owner and included as part of the policy/contract.

GENERAL RISK INFORMATION For Proposed Insured

If you answer “No” to question 13, or “Yes” to questions 15-19, explain in the space provided on Page 2.

13.

Have you been actively at work daily on a full-time basis (30 hours/week) performing all duties of your regular occupation, at your customary place of employment for the past 3 months? (Disregard vacation days, normal non-working days and absences that total less than 4 consecutive days.)

		☐ Yes	☐ No

14.	Have you ever used tobacco or products containing nicotine (including, but not limited to, chew tobacco, snuff, nicotine gum and/or patches)? (If “Yes”, list below.)	☐ Yes	☐ No

Type	Date First Used: (month/year)	Date Last Used: (month/year)	Amount and Frequency:

15a.	Do you now, or do you plan to fly, or have you flown during the past 2 years, as a pilot, student pilot or crew member? (If “Yes”, an Aviation Supplement is required; this includes balloon pilots.)	☐ Yes	☐ No

b.

Do you plan to participate, or have you participated within the past 2 years; in motor vehicle or boat racing, in hang gliding, sky or scuba diving, or mountain, rock or technical climbing; or in similar sports? (If “Yes”, an Avocation Questionnaire is required.)

		☐ Yes	☐ No

c.	Do you now, or do you plan to reside or travel outside of the United States or Canada within the next year? (If “Yes”, a Foreign Travel or Residence Questionnaire is required.)	☐ Yes	☐ No

16.

In the past 5 years, have you been convicted of two or more moving violations, driving under the influence of alcohol or other drugs, or had your license suspended, revoked or restricted? (If “Yes”, please provide what type and dates in the “Details” space provided.)

		☐ Yes	☐ No

17.

Have you ever applied for any life, health or disability insurance which was denied, postponed, required an extra premium or was issued for a reduced amount? (If, “Yes”, please provide what type and dates in the “Details” space provided.)

		☐ Yes	☐ No

18.	Have you ever been convicted or are you waiting trial for a felony? (If “Yes”, please indicate type, date and city/state of felony and if currently on probation or parole.)	☐ Yes	☐ No

19.

Are you a member of, or applied to be a member of, or received a notice of required service in, the armed forces, reserves or National Guard? (If “Yes”, please indicate if Retired or active; list branch of service, rank, duties, mobilization category and current duty station; if a notice of deployment has been received, to where and when; in the “Details” space provided.)

		☐ Yes	☐ No

GENERAL RISK INFORMATION For Proposed Insured (Continued)

20.

Details: (If you answered “No” to question 13, or “Yes” to questions 15-19 list details in this section; please include question number details pertain to and attach an additional sheet of paper, if necessary.)

MEDICAL RISK INFORMATION For Proposed Insured

If you answer “Yes” to any of the following questions, please provide further information in the “Details” space provided on page 3.

21.	Have you ever had an indication of, or been treated by a licensed medical professional for:		Yes	No
	a.	Chest pain, palpitations, high blood pressure, heart disease, heart murmur, heart failure or other disorders of the heart or blood vessels?	☐	☐
	b.	Any tumor, cancer, cysts, melanoma, lymphoma or any disorder of the lymph nodes?	☐	☐
	c	Anemia, leukemia, clotting disorder or any other blood disorder?	☐	☐
	d.	Diabetes, elevated blood sugar, thyroid, or other endocrine or glandular disorder?	☐	☐
	e.	Asthma, emphysema, allergies, sleep apnea, tuberculosis, sarcoidosis, persistent hoarseness or shortness of breath or any other disorder of the respiratory system?	☐	☐
	f.	Seizures, fainting, dizziness, epilepsy, stroke, paralysis or other neurologic or brain disorder?	☐	☐
	g.	Any nervous, mental, or emotional disorder, or received counseling for anxiety, depression, stress or any other emotional condition?	☐	☐
	h.	Ulcers, colitis, jaundice, hepatitis, cirrhosis, gastrointestinal bleeding, or other disorder of the stomach, esophagus, liver, intestines, gallbladder, or pancreas?	☐	☐
	i.	Any complication of pregnancy or disorder of the testicles, prostate, breasts, ovaries, uterus, cervix, kidney or urinary bladder?	☐	☐
	j.	Arthritis, gout or any disorder of the back, spine, muscles, nerves, bones or joints or skin?	☐	☐
	k.	Any disorder of the eyes, ears, nose or throat?	☐	☐
	l.	Any mental or physical disorder medically or surgically treated condition not listed above?	☐	☐

22.	Have you ever been diagnosed as having or been treated by a licensed medical professional for Acquired Immune Deficiency Syndrome or an AIDS related condition?		☐	☐

23.	Do you use alcoholic beverages? (If “Yes” , Provide type, Frequency & Amount)
	Type Frequency Amount		☐	☐

24.	Have you ever been treated for drug or alcohol abuse or been advised by a licensed medical professional to limit your use of alcohol or any medication, prescribed or not?		☐	☐

25.	In the past 5 years have you ever used or experimented with cocaine, marijuana, or other non-prescription stimulants, depressants, or narcotics?		☐	☐

26.

Have you had or been advised by a licensed medical professional to have a check-up, EKG, x-ray, blood or urine test or any other diagnostic test or are you now planning to seek medical advice or treatment for any reason?

			☐	☐

27.

Have you been a patient in a hospital, clinic, sanatorium or other medical facility, or been advised by a licensed medical professional to have any hospitalization or surgery which has not been completed?

			☐	☐

28.

List all medication and dosages you are currently taking or have taken in the last 30 days, including prescriptions, over the counter drugs, aspirin and herbal supplements: (Attach an additional sheet of paper, if necessary.)

DETAILS TO MEDICAL RISK INFORMATION QUESTIONS 23-29, if answered “Yes”, please specify below.

29.

Number, nature and severity of condition, frequency of attacks, treatments received medication, dates, name, address & phone number of medical attendants and hospitals. Details (List details from “Yes” answered Medical Information; please include question number.) (Attach an additional sheet of paper, if necessary.)

Ques.	Details

MEDICAL INFORMATION For Proposed Insured

30	a.	Provide full name/address/phone number of personal physician(s) and any other physicians seen within the past 5 years. (Attach an additional sheet of paper, if necessary.)

	b.	Date and reason of last visit:
	c.	Tests performed & treatment received:

31.	Height ft. / in.	a. Has your weight changed by more than 10 pounds during the past 12 months? ☐ Y ☐ N
	Weight lbs.	b. If “Yes,” by how many pounds? ☐ Gain ☐ Loss

32.	Age if Living & Health Status	Diabetes, Cancer, Heart Disease? (include age of onset)	Age at Death & Cause
a. Father
b. Mother
c. Sibling(s)

OTHER INSURANCE

33.

Are you considering stopping premium payments, surrendering, replacing, forfeiting, assigning to the insurer or reducing your benefit under an existing policy or annuity, or are you considering using or borrowing funds from your existing policies or annuities  to pay premiums due on the new or applied for policy? ☐ Yes ☐ No

(If “Yes”, please complete and sign all replacement forms.)

34.	Amount of other Corporate Sponsored life insurance presently in force or applied for: If none, check this box: ☐ Please indicate the Type of coverage: Business (B); Key Person (K)

Company	Face Amount	Policy Number	Issue Date (mm/dd/yy)	Replacement or Change of Policy?	1035 Exchange	Type
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N
	$			☐ Y ☐ N	☐ Y ☐ N

Please attach a list of any other additional insurance on a separate sheet. What is the total amount of new life insurance coverage that will be placed in force with all companies including this application? $

SERVICE OFFICE ENDORSEMENTS (For Company Use Only. We will attach additional documentation as needed.)

AGREEMENT AND ACKNOWLEDGEMENT

Each of the Undersigned declares that:

1.                   This Application consists of: a) this Executive Benefits Corporate Owner Application - Part I and Part II; b) Part III Medical Application, if required; c) any amendments to the application attached thereto; and d) any supplements, all of which are required by the Company for the plan, amount and benefits applied for. This Application for Life Insurance - Part I and Part II is fully completed.

2.                   I/We further agree that coverage will take effect under the Policy only when: 1) initial premium payment has been received; 2) the initial premium has been paid in full during the lifetime of the Proposed Insured; and 3) the Proposed Insured remains in the same state of health and insurability as described in each part of the application at the time conditions 1) and 2) are met.

3.                   If this is a request to exercise an option in an existing policy, the request will become effective in accordance with the terms of that option. If this is a request for change, any and all values may be used to pay for the change and to repay any loan indebtedness. The changed policy will be subject to any loan indebtedness not repaid. Any assignment in effect at the time of this request will apply to any new insurance issued.

4.                   No agent, broker or medical examiner has the authority to make changes or modify any Company contract or to waive any of the Company’s requirements.

5.                   I HAVE READ, or have had read to me, the completed Application before signing. All statements and answers in this application are correctly recorded, and are full, complete and true. I confirm that upon receipt of the contract I will review the answers recorded on the application. I will notify the Company immediately if any information in the application is incorrect. Caution: If your answers on this application are incorrect or untrue, the Company may have the right to deny benefits or rescind coverage under the policy and any riders attached to it.

6.                   Corrections, additions or changes to this application may be made by the Company. Any such changes will be shown under “Service Office Endorsements”. Acceptance of a policy issued with such changes will constitute acceptance of the changes. No change will be made in classification (including age at issue), plan, amount, or benefits unless agreed to in writing by the Applicant.

STATE DISCLOSURE

Any person who, with intent to defraud or knowing that he/she is facilitating fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

AUTHORIZATION

The undersigned declares that:

I authorize any medical professional, hospital or other medical institution, insurer, MIB, Inc., or any other person or organization that has any records or knowledge of me or my physical or mental health or insurability to disclosure that information to the Company, its reinsurers or any other party acting on the Company’s behalf. I authorize the Company or its reinsurer to make a brief report of my protected health information to MIB, Inc. I authorize the Company to disclose information related to my insurability to other insurers to whom I may apply for coverage.

I acknowledge receipt of the Privacy Notice and the Important Notice containing the Investigative Consumer Report and MIB, Inc. information.

This authorization shall be valid for 24 months after it is signed. A photographic copy of this authorization shall be as valid as the original. I understand that I may revoke this authorization at any time by written notification to the Company; however, any action taken prior to notification will not be affected.

The purpose of this authorization is to allow the Company to determine eligibility for life coverage or a claim for benefits under a life policy.

☐ I elect to be interviewed if an Investigative Consumer Report is prepared.

SIGNATORY SECTION

Signed in		,	, this	day of
	(city)	(state)			(month)	(year)

Signature of Proposed Insured	Witness

The Lincoln National Life Insurance Company Service Office: 350 Church St., - MEM4 Hartford, CT 06103-1106 (hereinafter referred to as “the Company”)

IMPORTANT NOTICE

Since you are applying for insurance, we would like you to know more about our underwriting process and what occurs after you submit your application.

(Please give a copy of these notices to the Proposed Insured.)

THE UNDERWRITING PROCESS

All forms of insurance are based on the concept of risk-sharing. Underwriters seek to determine the level of risk represented by each applicant, and then assign that person to a group with similar risk characteristics. In this way, the risk potential can be spread among all policyholders within a given risk group, assuring that each assumes his fair share of the insurance cost.

Underwriters collect and review risk factors such as age, occupation, physical condition, medical history and any hazardous avocations. The level of risk and premium for the amount of coverage requested is based on this information.

INVESTIGATIVE CONSUMER REPORT

As a part of our routine procedure for processing your initial application, we may request an investigative consumer report. The agency making the report may keep a copy of the report and disclose its contents to others for whom it performs similar services. The report typically includes information such as identity and residence verification, character, reputation, marital status, estimate of net worth and income, occupation, avocations, medical history, habits, mode of living and other personal characteristics. Additional information is usually obtained from several different sources. Confidential interviews are conducted with neighbors, friends, business associates, and acquaintances. Public records are carefully reviewed.

Past experience shows that information from investigative reports usually does not have an adverse effect on our underwriting decision. If it should, we will notify you in writing and identify the reporting agency. At that point, if you wish to do so, you may discuss the matter with the reporting agency.

You have the right to be interviewed as part of any investigative consumer report that is completed. If you desire such an interview, please indicate this at the time your application is submitted. If you request it, we will supply the name, address and telephone number of the consumer reporting agency so you may obtain a copy of the report.

CONTESTABILITY

We strongly urge you to review the completed application closely for accuracy. During the 2 year incontestability period described in the policy, a claim may be denied if the application contains false statements or misrepresentations or fails to disclose material facts. In such a case, the policy could be void and coverage could be lost.

MIB, INC.

Information you provide regarding your insurability or claims will be treated as confidential except that The Company or its reinsurers, may make a brief report of it to MIB, Inc. This is a nonprofit membership organization of life insurance companies which operates an information exchange on behalf of its members. Upon request by another member insurance company to which you have applied for life or health insurance coverage or submitted a claim, MIB, Inc. will provide the information it may have in its file.

Upon receipt of a request from you, MIB, Inc. will arrange disclosure of any information it may have in your file. If you question the accuracy of information in MIB, Inc.’s file, you may contact MIB at: 50 Braintree Hill Park, Suite 400, Braintree, MA 02184-8734. You can reach MIB by phone toll free at (866) 692-6901. (TTY {866} 346-3642)

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.	9/12

B66_5-12